Exhibit 99.1

Innodata Isogen Reports First Quarter 2010 Results

NEW YORK--(BUSINESS WIRE)--April 29, 2010--INNODATA ISOGEN, INC. (NASDAQ: INOD), today reported results for the first quarter ended March 31, 2010.

  Total revenue was $15.5 million for the first quarter of 2010, down $5.6 million from $21.1 million in the same period a year ago. These amounts are net of $0.9 million for the 2010 quarter and $0.7 million for the 2009 quarter that the Company has reclassified and netted from both revenues and costs. The $5.6 million reduction primarily reflects a $7.7 million decline in revenue from the company’s top two customers that was partially offset by an increase of 24%, from $8.9 million to $11.0 million, in revenue from other customers.
  Pre-tax loss was approximately $0.9 million in the first quarter of 2010 compared to a pre-tax profit of $5.1 million in the same period last year. The losses primarily reflect the decline in revenue and the company’s strategic initiative to invest in consulting and IT services offerings.
  Net loss for the first quarter of 2010 was $1.4 million or ($0.06) per diluted share, compared to a net profit of $3.6 million or $0.15 per diluted share in the first quarter of 2009.
  The company’s balance sheet continues to be strong with $39.9 million in stockholders’ equity and $25.8 million of cash and cash equivalents as of March 31, 2010, compared to $41.0 million of stockholders’ equity and $26.5 million of cash and cash equivalents as of December 31, 2009.

“We’ve previously reported that a significant piece of new business was discontinued early in 2010,” said Jack Abuhoff, Chairman and CEO of Innodata Isogen. “We are working to accelerate our pipeline to replace the revenues that we expected from this project, and we have also managed to better align our cost structure via reduced headcount and other efficiencies. But our primary goal remains to get back into the kind of revenue growth mode we were seeing last year and return to profitability.”

Timing of Conference Call with Q&A

Innodata Isogen will conduct an earnings conference call, including a question & answer period, at 11AM ET today. You can participate in this call by dialing the following call-in numbers:

The call-in numbers for the conference call are:
1-888-500-6974 (Domestic)
1-719-325-2312 (International)
1-888-203-1112 (Domestic Replay)
1-719-457-0820 (International Replay)

Pass code on replay only: 5224666

Investors may also access a live Webcast of the conference call at the Investor Relations section of www.innodata-isogen.com. Please note that the Webcast feature will be in listen-only mode.

Call-in or Webcast replay will be available for 30 days following the conference call.

About Innodata Isogen

Innodata Isogen (NASDAQ: INOD), is a leading provider of knowledge process outsourcing (KPO) services, as well as publishing and related information technology (IT) services.

We work as a product development partner to our clients, helping them meet their content creation and publishing challenges. We provide outsourcing services that draw upon onshore and offshore resources, proven project management and highly engineered processes and tools. We also help our clients improve their internal business operations with process and systems engineering. Our clients include leading enterprises in information-intensive industries such as media, publishing and information services, high technology, manufacturing, aerospace, defense, law, government and intelligence.

Recent honors include EContent Magazine’s EContent 100, KMWorld Magazine’s 100 Companies That Matter in Knowledge Management, the International Association of Outsourcing Professionals’ (IAOP) Global Outsourcing Top 100, D&B India’s Leading ITeS and BPO Companies and the Black Book of Outsourcing’s Top List of Leading Outsourcing Providers to the Printing and Publishing Business.

Headquartered in the New York metro area, Innodata Isogen has offices and operations in the United States, the United Kingdom, France, Israel, China, India, Sri Lanka, and the Philippines.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “project,” “head start,” "believe," "expect," “should,” "anticipate," "indicate," "point to," “forecast,” “likely” and other similar expressions generally identify forward-looking statements, which speak only as of their dates.

These forward-looking statements are based largely on our current expectations, and are subject to a number of risks and uncertainties, including without limitation, the primarily at-will nature of the company's contracts with its customers and the ability of customers to reduce, delay or cancel projects, including projects that the company regards as recurring; continuing revenue concentration in a limited number of clients; continuing reliance on project-based work; inability to replace projects that are completed, cancelled or reduced; depressed market conditions; changes in external market factors; the ability and willingness of our customers and prospective customers to execute business plans which give rise to requirements for digital content and professional services in knowledge processing; difficulty in integrating and deriving synergies from acquisitions; potential undiscovered liabilities of companies that we acquire; changes in our business or growth strategy; the emergence of new or growing competitors; various other competitive and technological factors; and other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission.

Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this release will occur.

INNODATA ISOGEN, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share amounts)

	Three Months Ended March 31,

	2010	2009

Revenues	$15,474	$21,112

Operating costs and expenses:
Direct operating expenses	12,272	12,407
Selling and administrative expenses	4,135	3,607
Interest income, net	(2)	(13)

Totals	16,405	16,001
Income (loss) before provision for (benefit from) income taxes	(931)	5,111

Provision for income taxes	473	1,530
Net income (loss)	$(1,404)	$3,581

Income (loss) per share – basic and diluted	$(.06)	$.15
Weighted average shares outstanding:
Basic	25,379	24,138
Diluted	25,379	24,568
INNODATA ISOGEN, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (Dollars in Thousands)

	March 31,	December 31,
	2010	2009

ASSETS:

Current assets:
Cash and cash equivalents	$25,830	$26,480
Accounts receivable, net	10,441	11,741
Prepaid expenses and other current assets	4,455	3,899
Deferred income taxes	1,785	1,763

Total current assets	42,511	43,883

Property and equipment, net	5,617	5,559

Other assets	2,467	2,505

Deferred income taxes	950	943

Goodwill	675	675

Total assets	$52,220	$53,565

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable and accrued expenses	$2,870	$3,554
Accrued salaries, wages and related benefits	4,915	5,022
Income and other taxes	1,506	1,339
Current portion of long term obligations	721	892
Deferred income taxes	631	487

Total current liabilities	10,643	11,294

Deferred income taxes	87	87

Income and other taxes – long term	300	-

Long term obligations	1,286	1,199

Stockholders' equity	39,904	40,985

Total liabilities and stockholders’ equity	$52,220	$53,565

CONTACT:
Innodata Isogen, Inc.
Corey D. Luskin, (201) 371-8055
Vice President
cluskin@innodata-isogen.com